NEWS RELEASE
Contact:	Bob Cardon, Dynatronics Corp.
800-874-6251, or 801-568-7000

Dynatronics Announces Fiscal Year 2008 Operating Results
Revenue Increases Offset by Charge for Goodwill Impairment

Salt Lake City, Utah (September 29, 2008) – Dynatronics Corporation (NASDAQ: DYNT) today announced results for its fourth quarter and fiscal 2008 year-end periods.
Increased Revenues.  As a result of acquisitions concluded in the fourth quarter of fiscal year 2007 and the first quarter of fiscal year 2008, the company recorded significant revenue increases for the fourth quarter and full fiscal year 2008.  Sales for the fourth quarter ended June 30, 2008, increased 63 percent to $8,057,572, compared to $4,939,425 in the same quarter of the prior year. For the year ended June 30, 2008, sales increased 83 percent to $32,592,507, compared to $17,837,104 in fiscal year 2007. With the completion of the acquisition of six of the company’s top independent distributors on June 30, 2007, and July 2, 2007, the company now has 36 direct sales reps covering 29 states across the country, in addition to a well-established dealer network.
“As we expected, in our first full year following the acquisitions, we nearly doubled our sales to approximately $32.6 million,” stated Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. “These acquisitions were critical and necessary steps in response to the changes that have been taking place in our industry.  Unfortunately, the integration of these acquisitions took a few months longer than expected and the final integration costs were higher than projected.”
Net Losses – Impairment of Goodwill.  Net loss for the quarter ended June 30, 2008, was $6,764,001 ($.50 per share), compared to a net income of $214,943 ($.02 per share) in the fourth quarter of the prior year.  For the full fiscal year 2008, the company’s net loss totaled $8,443,771 ($.62 per share), compared to a net loss of $85,042 ($.01 per share) in fiscal year 2007.
Included in the loss for the quarter and year ended June 30, 2008, is a charge of approximately $6.6 million related to the impairment of the company’s goodwill assets.  Applicable accounting standards require the company to impair its goodwill when the book value of the company’s assets exceeds the market value of the company.  The lower price of the company’s stock on June 30, 2008 was the primary factor in triggering the impairment as the company’s market capitalization dropped below its book value.  Most of that goodwill was associated with the acquisitions in 2007 and 2008, as well as the 1996 acquisition of the company’s Tennessee operations. This write-off is a non-cash adjustment.
Also included in the loss for fiscal year 2008 was more than $2 million in mostly acquisition related expenses related to the assimilation of the acquired dealers, including the expense of depleting acquired dealer inventories of Dynatronics products carried at wholesale cost rather than Dynatronics’ manufactured cost base, reducing personnel and the associated severance costs, stock option expense, and duplicate SG&A overhead costs.  In addition, the company recorded $768,000 of bad debt and inventory reserves during the year.
Excluding the $6.6 million goodwill impairment, the $2 million in mostly acquisition related expenses related to the assimilation of the acquired dealers and the $768,000 non-cash adjustments to bad debt and inventory reserves, the company showed an operating loss of approximately $500,000.  We believe additional expense reductions subsequent to the fiscal year estimated to be over $250,000 annually should further improve operating results going forward.

Outlook for Fiscal Year 2009.  “With the costs of assimilation now behind us and the impairment and other adjustments required by accounting rules booked, we believe that we are positioned to capitalize on the strategic plans we set in place last year,” said Cullimore.
“Several factors are expected to help us become profitable,” Cullimore continued.  “Increased sales and improved margins will be key. The introduction of our first consolidated catalog in September 2008 is expected to give sales a strong boost going into the second quarter of the new fiscal year.  In addition, a new pricing strategy is expected to improve margins. This includes the first price increase for our core products in over 20 years.  The new catalog not only showcases more than 12,000 products, but facilitates a cohesive sales effort.”
During fiscal year 2008, the company introduced the new Synergie Elite line of aesthetic products. “This is the first major redesign of Dynatronics’ popular cellulite reduction and microdermabrasion devices, which should bring renewed interest to this high-margin product line,” reported Kelvyn H. Cullimore Sr., vice chairman of Dynatronics.
With 36 direct sales representatives in 29 states, the company’s presence of direct sales professionals continues to grow. “Over the coming year we will focus on bringing experienced distributors and dealers on board in areas where representation was lost through market consolidation,” stated Larry K. Beardall, executive vice president of sales and marketing. “The focus of bringing on more dealers and sales representatives is expected to fuel additional growth in the next fiscal year.”
During the process of assimilating its 2007-2008 acquisitions, the company consolidated eight distribution facilities into three distribution warehouses. This consolidation of facilities is expected to result in reductions in labor and overhead expenses in excess of $2.1 million annually.
Dynatronics has scheduled a conference call for investors on Monday, September 29, 2008, at 3:00 p.m. ET. Those wishing to participate should call 800-839-9416 and use passcode 9321818.
A summary of the financial results for the three and twelve months ended June 30, 2008, follows:

Summary Selected Financial Data
Statement of Operations Highlights

	Three Months Ended			Twelve Months Ended
	June 30,			June 30,
	2008		2007	2008	2007

Net sales	$8,057,572		$4,939,425	$32,592,507	$17,837,104
Cost of sales	5,022,123		2,761,875	20,450,570	10,925,316

Gross profit	3,035,449		2,177,550	12,141,937	6,911,788
SG&A expenses	3,232,380		1,603,167	13,473,190	5,541,860
R&D expenses	283,749		339,038	1,354,743	1,492,774
Goodwill impairment	6,636,466		-	6,636,466	-
Other expense, net	147,953		18,809	593,093	148,397

Net income (loss) before income taxes	(7,265,099)		216,536	(9,915,555)	(271,243)
Income tax expense (benefit)	(501,098)		1,593	(1,471,784)	(186,201)
Net income (loss)	$(6,764,001)		$214,943	$(8,443,771)	$(85,042)
Net income (loss) per share (diluted)	$(.50	) $	.02	$(.62)	$(.01)

Balance Sheet Highlights

	June 30,	June 30,
	2008	2007
Cash	$288,481	$1,301,105
Accounts Receivable	5,151,235	3,757,484
Inventories	6,283,068	5,313,984
Total current assets	12,981,686	11,651,927
Total assets	$18,427,819	$18,567,616

Accounts payable	$1,423,839	$1,241,030
Accrued expenses	500,145	287,773
Line of credit	5,818,320	250,000
Total current liabilities	8,660,803	3,535,536
Total liabilities	12,162,180	7,496,972
Total liabilities and equity	$18,427,819	$18,567,616

Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

This press release contains forward-looking statements. Those statements include references to the company’s expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company’s products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, availability of financing at cost effective rates, and the risk factors listed from time to time in the company’s SEC reports including, but not limited to, the report on Form 10-KSB for the year ended June 30, 2007, and its subsequent quarterly reports on Form 10-QSB. Forward-looking statements in this release include, but are not limited to all references to expected operating results in fiscal year 2009 under the caption “Outlook for Fiscal Year 2009.”